May 28, 1997


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Charter Power Systems, Inc. to be held on Tuesday, June 24, 1997, at 10:00 A.M., at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

         This year, in addition to electing directors and ratifying the appointment of Coopers & Lybrand L.L.P. as independent accountants for the company, you are being asked to consider and approve an amendment to the Restated Certificate of Incorporation of Charter Power Systems, Inc. to change the name of the company to "C&D Technologies, Inc." Your Board of Directors recommends that you vote FOR these proposals. They are more fully described in the accompanying Proxy Statement, which you are urged to read carefully.

         Whether or not you plan to attend, you can assure that your shares are represented and voted at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

         Thank you for your cooperation and continued support.

                                      Sincerely,

                                      /s/ Alfred Weber

                                      ALFRED WEBER
                                      Chairman of the Board,
                                      President and Chief Executive Officer

                           CHARTER POWER SYSTEMS, INC.
                             1400 Union Meeting Road
                          Blue Bell, Pennsylvania 19422

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  June 24, 1997


     The Annual Meeting of Stockholders of Charter Power Systems, Inc. (the "Company") will be held at the Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Tuesday, June 24, 1997, at 10:00 A.M., for the following purposes:

     1.   To elect directors of the Company for the ensuing year.

     2. To approve an amendment to the Company's Restated Certificate of Incorporation changing the name of the Company to "C&D Technologies, Inc."

     3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending January 31, 1998.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on May 22, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         GLENN M. FEIT
                                         Secretary

May 28, 1997

                           CHARTER POWER SYSTEMS, INC.

                             1400 Union Meeting Road
                          Blue Bell, Pennsylvania 19422

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 24, 1997

                               GENERAL INFORMATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Charter Power Systems, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Tuesday, June 24, 1997, at 10:00 A.M., and at any adjournments thereof.

     When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of the nominees for directors set forth below;
(ii) FOR the approval of an amendment to the Restated Certificate of Incorporation of the Company changing the name of the Company to "C&D Technologies, Inc."; (iii) FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ended January 31, 1998; and (iv) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made initially by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Those persons will not be compensated specifically for such services. The Company may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

     The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is May 28, 1997.


                                  VOTING RIGHTS

     Only holders of record of shares of Common Stock at the close of business on May 22, 1997 will be entitled to vote at the Annual Meeting of Stockholders. On that date, there were outstanding 6,089,425 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the meeting. Voting rights are non-cumulative.

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the seven nominees receiving the greatest number of votes will be elected as directors). The amendment of the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. The ratification of the independent accountants, and any other business that may properly come before the meeting and adjournments thereof, requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.


                             PRINCIPAL STOCKHOLDERS

     As of May 7, 1997, the persons listed in the following table were the only persons known to the Company (based on information set forth in Schedules 13D and 13G filed with the Securities and Exchange Commission or otherwise provided to the Company by these persons) to be the beneficial owners of more than five percent of the Company's outstanding shares of Common Stock.

                                               Shares of
    Name and address of                       Common Stock           Percent
      Beneficial Owner                     Beneficially Owned        of Class
      ----------------                     ------------------        --------

Westport Asset Management, Inc. (1) .......     520,100                  8.5%
253 Riverside Avenue
Westport, Connecticut  06880

Kennedy Capital Management, Inc. (2).......     416,100                  6.8%
10829 Olive Boulevard
St. Louis, Missouri 63141-7739

Shell Pensions Trust Limited (3)...........     397,200                  6.5%
Shell Centre
London SE1 7NA

Paradigm Capital Management, Inc. (4)......     389,300                  6.4%
9 Elk Street
Albany, New York 12207-1002

Dimensional Fund Advisors Inc. (5).........     306,400                  5.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401
--------------------

     (1) Based on a telepone conversation with Westport Asset Managment, Inc., this party has shared voting and dispositve power with respect to all the shares listed opposite its name in the table.

                                          (footnotes continue on following page)

     (2) Based on the Schedule 13G, dated February 12, 1997, filed by Kennedy Capital Management, Inc. This party has sole voting power with respect to 303,800 of the shares and sole dispositive power with respect to 416,100 of the shares listed opposite its name in the table.

     (3) Based on the Schedule 13D, dated February 2, 1996, filed by Shell Pensions Trust Limited as Trustee of the Shell Contributory Pension Fund. This party has sole voting and dispositive power with respect to all the shares listed opposite its name in the table.

     (4) Based on the Schedule 13G, dated January 14, 1997, filed by Paradigm Capital Management, Inc. This party has shared voting and dispositive power with respect to all the shares listed opposite its name in the table.

     (5) Based on the Schedule 13G, dated February 7, 1996 filed by Dimensional Fund Advisors Inc. This party has sole voting power with respect to 254,300 of the shares and sole dispositive power with respect to 306,400 of the shares listed opposite its name in the table.


                              ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, the entire Board of Directors is to be elected. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the seven nominees named under "Management" below. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any such nominee should become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.


                                   MANAGEMENT

     The table below and the paragraphs that follow it present certain information concerning the nominees for directors, who are the sole current directors, and the executive officers of the Company. Directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

                                                                                     Shares of
                                                                                    Common Stock
                                                  Positions and                     Beneficially          Percent
                                                  Offices with                       Owned as of             of
  Nominees for Directors                          the Company                Age   April 30, 1997         Class(7)
  ----------------------                          -----------                ---   --------------         --------

Alfred Weber (1)(2).....................     Chairman of the Board,           65         233,590             3.8%
                                              President and Chief
                                              Executive Officer
Kevin P. Dowd (3).......................     Director                         48            -                 *
Glenn M. Feit (4).......................     Director and Secretary           67           1,000              *
William Harral, III (4)(5)(6)...........     Director                         57           1,000              *
Warren A. Law (3)(4)(5)(6)..............     Director                         73           1,500              *
Alan G. Lutz (1)(6).....................     Director                         51             500              *
John A. H. Shober (1)(3)................     Director                         63           2,000              *
                                                                              (table continues on following page)
                                       3



  EXECUTIVE OFFICERS WHO
      ARE NOT DIRECTORS

A. Gordon Goodyear (2)..................     Vice President and General       48          21,500              *
                                              Manager - C&D Power
                                              Electronics
Leslie S. Holden (2)....................     Vice President - Battery         60          15,000              *
                                              Technology
Apostolos T. Kambouroglou (2)...........     Vice President and General       54          14,000              *
                                              Manager - Motive Power Systems
Stephen E. Markert, Jr. (2).............     Vice President - Finance and     45           8,534              *
                                              Treasurer
Larry W. Moore..........................     Vice President and General       54             -                *
                                              Manager - C&D PowerCom
Stephen J. Weglarz (2)..................     Vice President - Corporate       51           3,000              *
                                              Services and Corporate Counsel
All directors and
 officers as a group (13 persons).......                                                  301,624             4.8%
---------------

     *    Less than 1% of outstanding shares of Common Stock

     (1)  Member of the Executive Committee.

     (2) The figures for shares of Common Stock beneficially owned as of April 30, 1997 include fully vested and presently exercisable options to purchase (a) 110,000 shares for Mr. Weber, (b) 21,500 shares for Dr. Goodyear, (c) 13,000 shares for Dr. Holden, (d) 12,000 shares for Mr. Kambouroglou, (e) 4,000 shares for Mr. Markert and (f) 3,000 shares for Mr. Weglarz. The figures for Percent of Class assume, as to each individual only, that all shares issuable to such individual upon exercise of such options have been issued.

     (3)  Member of the Audit Committee.

     (4)  Member of the Compensation Committee.

     (5)  Member of the Stock Option Subcommittee of the Compensation Committee.

     (6)  Member of the Nominating Committee.

     (7) Based upon shares outstanding as of April 30, 1997, excluding Treasury Stock.

     Alfred Weber has been President since joining the Company in April 1989, became Chief Executive Officer in December 1992 and became Chairman of the Board on November 1, 1995. From 1964 to 1987, Mr. Weber held various managerial positions with Uniroyal, Inc. and its subsidiaries, rising to the position of President and Chief Executive Officer of Uniroyal Plastics Company, Inc. Mr. Weber is also a director of Microwave Power Devices, Inc. ("MPD"), a manufacturer of power amplifiers and related subsystems for the wireless telecommunications market, and Battery Council International, a worldwide manufacturers' association.

     Kevin P. Dowd has been a director of the Company since January 1997. He has been President and Chief Executive Officer of Checkpoint Systems, Inc., a manufacturer and supplier of electronic security systems for retail and commercial customers, since January 1995. Mr. Dowd was President and Chief Operating Officer from 1993 to 1995 and prior to that he served as the Executive Vice President.

     Glenn M. Feit has been a director and the Secretary of the Company since January 1986. He is a member of the law firm of Proskauer Rose Goetz & Mendelsohn LLP, general counsel to the Company. Mr. Feit has been engaged in the practice of law in New York since 1957.

     William Harral, III has been a director of the Company since July 1996. He was President and Chief Executive Officer of Bell Atlantic - Pennsylvania, Inc. (formerly Bell of Pennsylvania) from 1994 to March 1997. Prior to 1994 he held the position of Vice President - External Affairs and Chief Financial Officer of Bell of Pennsylvania. Mr. Harral also served as a director of Bell Atlantic - Pennsylvania, Inc. and serves on the board of The Bryn Mawr Trust Company, a commercial bank.

     Warren A. Law has been a director of the Company since February 1987. Mr. Law has been a Professor at the Harvard Business School since 1958 (through June 1991 in an active capacity) and currently is the Edmund Cogswell Converse Professor Emeritus of Finance and Banking. Professor Law is also a director of MPD.

     Alan G. Lutz has been a director of the Company since July 1996. He is a Senior Vice President and Group General Manager of the Communications Products Group of Compaq Computer Corporation in Houston, Texas. He was Executive Vice President and President of the Computer Systems Group at Unisys Corporation, an information management company, from 1994 to 1996. From 1993 to 1994, he was a consultant affiliated with the Kassandra Group. Prior to 1993, he was Senior Vice President and President of the Public Networks Group of Northern Telecom, Ltd., a manufacturer and distributor of telecommunications equipment.

     John A. H. Shober has been a director of the Company since July 1996. He has been a director of Penn Virginia Corporation, a natural resources company, since 1989, Vice Chairman of the board of directors from 1992 to 1996, and President and Chief Executive Officer from 1989 to 1992. Mr. Shober is also a director of Airgas, Inc., a distributor of industrial gases and related products, BetzDearborn Inc., a specialty chemical company, and MIBRA GmbH, a German company principally involved in coal mining and electric power production.

     A. Gordon Goodyear, Ph.D., was, in April 1994, appointed Vice President and General Manager - International Power Systems, Inc., recently renamed C&D Power Electronics. He joined the Company in March 1991 as Vice President and General Manager - Power Electronics. Prior to joining the Company, Dr. Goodyear was President of IRD Mechanalysis (Canada).

     Leslie S. Holden, F.R.I.C., Ph.D., was appointed Vice President - Battery Technology of the Company when he joined the Company in September 1989. Prior to joining the Company, Dr. Holden was Director - Technology of Altus Corp., a manufacturer of sealed recombinant calcium lead acid batteries primarily for the uninterruptible power systems market.

     Apostolos T.  Kambouroglou was appointed Vice President and General Manager
- Motive Power Systems in February 1995. He joined the Company in March 1991 as Plant Manager of the Conyers, Georgia plant, and subsequently held the positions of Senior Director - Standby Operations and Vice President - Operations, C&D PowerCom. Prior to joining the Company, Mr. Kambouroglou was President of Enicon Engineered Containers, Inc.

     Stephen E. Markert, Jr. was appointed Vice President and Chief Financial Officer in February 1995. He joined the Company in May 1989 as Corporate Controller. Prior to that time, Mr. Markert was a divisional controller of Decision Data Computer Corporation.

     Larry W. Moore was appointed Vice President and General Manager of C&D PowerCom in January 1997. He joined the Company in December 1996 as Vice
President of Marketing for C&D PowerCom and Ratelco Electronics. From 1995 to 1996, he was President of MooreCom, a communications consulting firm he founded. Prior to that time, through 1995, Mr. Moore spent over 30 years with AT&T where he held various sales and marketing positions rising to Associate Vice President, CATV Global Business Unit of Network Systems.

     Stephen J. Weglarz was appointed Vice President - Corporate Services and Corporate Counsel in August 1995. He joined the Company in April 1990 as Manager of Human Resources/Labor Counsel and subsequently held the position of Internal General Counsel/Director of Labor Relations. Prior to joining the Company, Mr. Weglarz was a partner in the law firm of Peckner, Dorfman, Wolffe, Rounick & Cabot.

     The Board of Directors has established an Executive Committee, a Compensation Committee (including a Stock Option Subcommittee), an Audit Committee and a Nominating Committee. The Executive Committee assists the Board in its responsibilities. The Compensation Committee reviews the compensation of executives (including awards pursuant to the Company's Incentive Compensation
Plan) and through its Stock Option Subcommittee administers the Company's Stock Option Plan. The Audit Committee, which is comprised of directors who are not officers or employees of the Company, reviews the scope of the independent audit, the Company's year-end financial statements and such other matters relating to the Company's financial affairs as its members deem appropriate. The Nominating Committee identifies and evaluates candidates for election as members of the Board of Directors.

     The Board of Directors held four regular meetings and one special meeting during the year ended January 31, 1997. The Compensation Committee, Stock Option Subcommittee and Nominating Committee each held one meeting and the Audit Committee held two meetings. Each of the directors attended 75% or more of the meetings of the Board of Directors and each Committee of which he was a member in the year ended January 31, 1997, except that Mr. Dowd attended only those meetings held after he became a director.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning annual and long-term compensation paid by the Company for each of the last three fiscal years to its Chairman of the Board, President and Chief Executive Officer and four other most highly compensated executive officers as of January 31, 1997 and one former officer whose total annual salary and bonus for the Company for the year then ended exceeded $100,000.

                                                                                         Long Term
                                                 Annual Compensation                   Compensation
                                                 -------------------                   ------------

                                                                                        Securities
                                                                        Other            Underlying            All
Name                                                                    Annual            Options             Other
& Principal                Fiscal       Salary          Bonus        Compensation         Granted          Compensation
Position                    Year       ($)  (1)        ($)  (2)        ($)  (3)             (#)              ($)  (4)
--------                    ----       --------        --------        --------            -----             --------

Alfred Weber                1997        $392,312        $191,500       $2,360,600           34,000         $   4,905
  Chairman of               1996         351,987         221,000             --               --               4,680
  the Board,                1995         344,194         232,000             --             50,000             4,620
  President and
  Chief Executive
  Officer

A. Gordon Goodyear          1997         165,833          60,000             --             14,000             4,652
  Vice President            1996         142,500          50,000             --               --               8,740  (5)
  and General               1995         126,642          80,000             --              9,000            70,152  (5)
  Manager - C&D
  Power Electronics

Leslie S. Holden            1997         151,684          34,000             --              8,000             4,288
  Vice President -          1996         139,181          55,000          197,500             --               4,454
  Battery Technology        1995         134,172          48,000             --              8,000             4,637

Stephen E. Markert, Jr.     1997         136,682          45,500             --             10,000             4,877
  Vice President -          1996         120,012          53,000             --               --               1,967
  Finance and Treasurer     1995          86,003          40,000           20,625            4,000             1,215

Stephen J. Weglarz          1997         136,682          58,000           28,750           12,000             4,702
  Vice President -          1996         107,428          48,000           11,625              --              3,810
  Corporate Services        1995          87,920          40,000           35,125            5,000             2,685
  and Corporate Counsel

George C. Branca            1997         171,838          46,500           85,625           10,000           245,104  (7)
  Former Vice               1996         156,016          70,000           86,250             --               4,673
  President and             1995         143,339          60,000             --             10,000             4,687
  General Manager -
  PowerCom  Division (6)
 ---------------

                                             (footnotes begin on following page)

     (1) Does not include the value of certain personal benefits. The estimated value of such personal benefits for each listed officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to that officer for the relevant fiscal year.

     (2) Represents incentive compensation under the Company's Incentive Compensation Plan. Also includes payments to Messrs. Weber and Weglarz and Dr. Goodyear of $20,000 each, and to Mr. Markert of $7,500 related to the acquisition of Power Convertibles Corporation and LH Research, Inc. in fiscal 1997. Also, includes payments in fiscal 1995 to Messrs. Weber, Markert, and Weglarz and Dr. Goodyear of $20,000, $20,000, $10,000 and $10,000, respectively, related to the acquisition of the PowerSystems Division of ITT.

     (3)  Represents amounts earned relating to the exercise of stock options.

     (4) Represents employer matching contributions under the Company's Savings Plan.

     (5) Includes $4,560 relocation and tax gross-up reimbursement in fiscal 1996 and $65,936 relocation and tax gross-up reimbursement in fiscal 1995.

     (6) Mr. Branca joined the Company on July 17, 1978 and ceased being an executive officer upon his resignation effective January 31, 1997.

     (7) Includes $240,291 in severance payments to be paid during the period of February 1997 through March 1998.
---------------


     The Company has entered into an employment agreement with Mr. Weber as of April 1, 1996 providing for a base salary of $400,000 per year, increasing by $35,000 per year in each of the next three years. The agreement has a term of three years, and is thereafter renewable automatically for successive one-year terms unless terminated by either party on three months advance notice. Mr. Weber is subject to certain restrictions on competition with the Company for a period of one year following termination of employment. If Mr. Weber's employment is terminated without cause or as a result of nonrenewal of the agreement, the Company is obligated to pay Mr. Weber his base salary in effect at the date of the termination for a one-year period and continues certain benefits for that period. If, after a Change in Control of the Company (as defined in the employment agreement), Mr. Weber's employment is either terminated by the Company (other than for death, disability or for cause) or not renewed by the Company or is terminated by Mr. Weber for Good Reason (as defined in the employment agreement), Mr. Weber will be entitled to receive a lump sum severance payment. This payment generally will consist of two years of base salary, plus two times the average annual bonus based on the past two fiscal years. Under these circumstances, the Company will also continue medical and certain other benefits for up to two years and accelerate the vesting of stock options.

     The Company has also entered into employment agreements with Drs. Goodyear and Holden and Messrs. Markert and Weglarz. Their annual base salaries under these agreements are subject to increase during the course of the year by the Compensation Committee of the Board of Directors. Upon such review, effective April 1997, the base salaries of Drs. Goodyear and Holden and Messrs. Markert and Weglarz are $180,000, $159,000, $147,000 and $150,000, respectively. Each of these agreements are renewable automatically for successive terms of one month each, unless terminated by either party upon 60 days written notice. The agreements restrict each of Drs. Goodyear and Holden and Mr. Markert from competing with the Company for a period of one year following the termination of his employment, and restrict Mr. Weglarz from representing persons in positions adverse to the Company during that period. Each of the agreements also provide that if employment is terminated by the Company without cause or as a result of the nonrenewal of the agreement, the Company is obligated to pay the employee his base salary in effect at the date of termination for a one-year period.

     The Company entered into an agreement with Mr. Branca upon his leaving the Company in January 1997 which provided that the Company would pay his then current salary and certain benefits through March 31, 1997 and such salary and reduced benefits through March 31, 1998 in the aggregate amount of $240,291. The Company had previously entered into an employment agreement with Mr. Branca containing restrictions from competing with the Company, which restrictions remain in effect through March 31, 1998.

PENSION PLAN

     The C&D Charter Power Systems, Inc. Pension Plan for Salaried Employees (the "Pension Plan") covers nonunion salaried employees of C&D Charter Power Systems, Inc. ("C&D") who either have participated in its predecessor company's pension plan or have completed one year of service with C&D. The Pension Plan was amended during 1995 to provide participation to salaried employees of International Power Systems, Inc. effective March 30, 1994, and to Ratelco Electronics, Inc. and CalPacific Power Systems, Inc. effective July 1, 1994. The Pension Plan is a qualified plan under Section 401(a) of the Code. The Pension Plan is a noncontributory defined benefit plan that provides for normal retirement benefits beginning at age 65 but permits early retirement benefits in certain cases, subject to a reduction of benefits for employees who retire earlier than age 62. Under the Pension Plan, the pension payable at normal or late retirement equals 2.1% of a participant's "average pay" (as defined below) during the highest paid five consecutive years of the participant's last ten years of employment multiplied by the number of years of credited service up to 15 (including service with C&D's predecessor company), plus 1.6% of such average pay for each year in excess of 15 years up to a maximum of 15 additional years, reduced by .5% (the "Offset") of Covered Compensation (35-year average of the Social Security wage base ending the year prior to Social Security Normal Retirement Age) multiplied by his years of credited service up to 30 years. The term "average pay" as used in the Pension Plan was amended January 1, 1994 to include salary, overtime, executive incentive compensation, sales bonuses, 30% of sales commissions, and any tax deferred contributions to the Savings Plan. An unreduced disability benefit is provided after ten years of eligibility service, and a death benefit to a surviving spouse equal to approximately 50% of the value of the participant's pension benefit at the time of death is provided after five years of eligibility service or age 65. The Code places certain maximum limitations on the amount of benefit which may be payable under a qualified pension plan such as the Pension Plan. The current limitation on an employee's annual benefit is the lesser of $120,000 and the employee's average compensation for the three years that he was most highly compensated.

     The following table illustrates the total estimated annual pension benefits that would be provided upon retirement under the benefit formula described above to salaried employees for the specified remuneration and years of credited service classifications set forth below. Benefit amounts shown are computed on a straight life basis, prior to the Offset described above.

                                        Years of Credited Service (1)(2)(3)
                                        -----------------------------------

       Average Pay                  5        10         20        30        40
       -----------                 ---      ----       ----      ----      ---

     $125,000..................  $13,125   $26,250   $49,375   $69,375   $69,375
     150,000 or greater (4) ...   15,750    31,500    59,250    83,250    83,250
---------------

     (1) It is expected that Mr. Weber, Dr. Goodyear, Dr. Holden, Mr. Markert and Mr. Weglarz will have 10, 22, 13, 27, and 21 years of credited service, respectively, at normal retirement. Mr. Branca has 18.5 years of credited service.

     (2) For the plan year ended December 31, 1996, the amount of remuneration, for purposes of calculations under the Pension Plan, for Messrs. Weber, Branca, Markert and Weglarz and Drs. Goodyear and Holden was $150,000.

     (3) The maximum annual benefit of $120,000 will be reduced for pension benefits which begin before, and increased for pension benefits which begin after, the participant's Social Security Normal Retirement Age.

     (4) Effective January 1, 1994, the maximum compensation limit is $150,000. The limit for prior years is $235,840. After reflecting these limits, Mr. Weber's projected retirement benefit is $40,598 prior to the Offset.

OPTION GRANTS IN FISCAL 1997

        The following table presents certain information concerning the stock options granted by the Company to its Chairman of the Board, President and Chief Executive Officer, four named executive officers and one former officer pursuant to the Company's Stock Option Plan in the year ended January 31, 1997.

                                                              Individual Grants
                             -------------------------------------------------------------------------------

                               Number of          % of Total                                          Grant
                             Securities            Options           Exercise                         Date
                              Underlying          Granted to          Price                          Present
                             Options Granted      Employees in         per          Expiration        Value
NAME                              (#)              Fiscal Year        Share         Date (3)         ($)(4)
----                        ----------------      ------------       ---------      ----------       -------

Alfred Weber                    34,000 (1)           13.4%             $24.00        10/30/06       $382,160
A. Gordon Goodyear              14,000 (1)            5.5%              24.00        10/30/06        157,360
Leslie S. Holden                 8,000 (1)            3.2%              24.00        10/30/06         89,920
Stephen E. Markert, Jr.         10,000 (1)            4.0%              24.00        10/30/06        112,400
Stephen J. Weglarz              12,000 (1)            4.7%              24.00        10/30/06        134,880
George C. Branca                10,000 (2)            4.0%              24.00        10/30/06        112,400
---------------

     (1) The first 33 1/3% of the shares covered by the Option shall vest on October 30, 1997. The second 33 1/3% of the shares covered by the Option shall vest on October 30, 1998 and the remaining 33 1/3% of the shares covered by the Option shall vest on October 30, 1999.

                                         (footnotes continue on following page)

     (2) These options were forfeited effective January 31, 1997 as a result of the resignation of Mr. Branca.

     (3) Each option is subject to earlier termination if the officer's employment with the Company is terminated.

     (4)  The stock options were valued using the Black-Scholes pricing model.


OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL 1997 YEAR-END OPTION VALUES

     The following table presents certain information concerning the amount and value of all unexercised stock options held by the Company's Chairman of the Board, President and Chief Executive Officer, four named executive officers and one former officer as of January 31, 1997.

                                                                                         Value of Unexercised In-
                                                     Number of Securities              The-Money Options at 1/31/97
                                                    Underlying Unexercised             ----------------------------
                                                      Options at 1/31/97            Exercisable            Unexercisable
                            Shares                   ---------------------          -----------            -------------
                          Acquired
                             on         Value
                          Exercise     Realized   Exercisable   Unexercisable  Shares      Value (1)     Shares    Value (1)
Name                         (#)          ($)         (#)            (#)        (#)          ($)           (#)        ($)
----                      --------     --------   -----------    ------------  ------      ---------     ------    ---------
Alfred Weber                110,000  $2,360,600     110,000          34,000   110,000     $2,790,000     34,000     $357,000
A. Gordon Goodyear              -           -        21,500          14,000    21,500        521,250     14,000      147,000
Leslie S. Holden                -           -        13,000           8,000    13,000        301,875      8,000       84,000
Stephen E. Markert, Jr.         -           -         4,000          10,000     4,000         90,000     10,000      105,000
Stephen J. Weglarz            1,250      28,750       3,000          12,000     3,000         67,500     12,000      126,000
George C. Branca              5,000      85,625      10,000             -      10,000        225,000        -            -
--------------------

     (1) Represents the excess of (i) the number of shares covered by the option multiplied by the closing price for shares of Common Stock ($34.50 a share) on January 31, 1997 over (ii) the aggregate exercise price of the option.

COMPENSATION OF DIRECTORS

     The Company has agreed to pay non-employee directors, other than Mr. Feit, an annual retainer of $10,000, plus $1,000 for each meeting of the Board of Directors or any of its committees or subcommittees attended.

COMPOSITION OF COMPENSATION COMMITTEE

     During fiscal 1997 the Compensation Committee consisted of Messrs. Feit, Harral and Law. The Stock Option Subcommittee thereof consisted of Messrs. Harral and Law.

COMPENSATION COMMITTEE REPORT

     COMPENSATION PHILOSOPHY. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the
                                       11
executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

BASE SALARY

     o Establish base salaries that are competitive with those payable to executives holding comparable positions at similar-sized industrial companies.

     o Provide periodic base salary increases as appropriate, consistent with the Company's overall operating and financial performance, with a view to rewarding successful individual performance and keeping pace with competitive compensation practices.

ANNUAL INCENTIVE

     o Encourage both superlative individual effort and effective "team play" by creating potential for earning annual incentive awards based in part on Company achievement of budgeted earnings objectives and in part on achievement of individual performance objectives measuring the individual executive's contribution to the key performance targets of the internal business unit within which the executive functions or for which he is responsible.

     o Set potential awards at levels that offer covered executives the opportunity to earn incentive amounts equal to a significant percentage (ordinarily at least 35% for the most senior executives) of their base salaries for full achievement of all Company and individual objectives, with the opportunity to selectively grant even larger awards to recognize outstanding individual performance.

LONG-TERM INCENTIVE

     o Facilitate the alignment of executives' interests with those of the Company's shareholders by providing opportunities for meaningful stock ownership.

     SUMMARY OF ACTIONS TAKEN WITH RESPECT TO THE NAMED EXECUTIVE OFFICERS: At least once a year, and at more frequent periodic intervals when deemed necessary in individual cases, the Compensation Committee reviews the performance of the Company's executive officers with Mr. Weber, the Chairman of the Board. The Compensation Committee also reviews the performance of Mr. Weber at least once a year. The actions taken by the Compensation Committee for the year ended January 31, 1997 with respect to the named executive officers are described and discussed below.

     BASE SALARY. The Company has employment agreements with its principal executive officers that provide for annual reviews of their base salary. Pursuant to the agreement with Mr. Weber, at the end of fiscal year 1997, his base salary was $400,000.

     ANNUAL INCENTIVE. Criteria for earning incentive awards pursuant to the Company's Incentive Compensation Plan for the fiscal year ended January 31, 1997 were established for the principal executive officers by the Compensation Committee early in the fiscal year, based in part on substantial achievement of the Company's budgeted earnings per share and in part on achievement of specified individual performance objectives.

     Based on Company and individual performance and the report of an independent consultant who examined the Company's compensation policies, the Compensation Committee granted a bonus award to Mr. Weber in the amount of $171,500. In addition, during May, 1996 the Compensation Committee awarded a special acquisition bonus to Mr. Weber in the amount of $20,000.

     STOCK OPTIONS. Based on the report of an independent consultant who examined the Company's compensation policies, the Stock Option Subcommittee of the Compensation Committee granted Mr. Weber options to purchase 34,000 shares of the Company's common stock in October, 1996.

                                                 Glenn M. Feit
                                                 William Harral, III
                                                 Warren A. Law


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Feit and Law served on the Compensation Committee for the entire fiscal year ended January 31, 1997 and Mr. Harral has served on the Compensation Committee since his election in July, 1996.

     Mr. Feit is a member of the law firm of Proskauer Rose Goetz & Mendelsohn LLP, which provides legal services to the Company, and also owns 1,000 shares of Common Stock. Professor Law owns 1,500 shares of Common Stock and Mr. Harral owns 1,000 shares of Common Stock.

STOCK PRICE PERFORMANCE GRAPH

     The Company's Common Stock began trading on the New York Stock Exchange on December 20, 1996. From October 27, 1995 through December 19, 1996, the Common Stock was traded on the NASDAQ National Market. Prior to October 27, 1995 the Common Stock was listed and principally traded on the American Stock Exchange. The following graphs compare on a cumulative basis the yearly percentage change, assuming quarterly dividend reinvestment over the last five fiscal years, in the total shareholder return on the Common Stock, with:

     (i) in the case of the first graph, (a) the total return on the New York Stock Exchange Market Value Index (the "NYSE Market Value Index"), a broad entity market index and (b) the total return on a selected peer group index (the "SIC Code Peer Group"); and

     (ii) in the case of the second graph, (a) the total return on the NASDAQ National Market Total Return Index (the "NASDAQ Total Return Index"), a broad entity market index and (b) the total return on a selected peer group index on the NASDAQ Stock Market (the "NASDAQ Peer Group").

     The SIC Code Peer Group is based on the standard industrial classification codes ("SIC Codes") established by the government. The index chosen was "Miscellaneous Electrical Equipment and Supplies" and is comprised of all publicly traded companies having the same 3-digit SIC Code (369) as the Company. The NASDAQ Peer Group, called "The NASDAQ Non-Financial Stocks Index," is a subindex of the NASDAQ Total Return Index, in which the Company was included for analytical purposes by the NASDAQ National Market. The price of each unit has been set at $100 on January 31, 1992 for the purpose of preparation of each of the graphs.

Graph (i):
---------
                 Comparison of Five-Year Cumulative Total Return
                 -----------------------------------------------

              Among Charter Power Systems, Inc., NYSE Market Value
                          Index and SIC Code Peer Group
                  Performance Results through January 31, 1997


   Fiscal Year                Company              NYSE         Peer Group
   -----------                -------              ----         ----------
     1992                       100.0              100.0           100.0
     1993                        60.9              106.6            84.6
     1994                       133.5              125.2           123.1
     1995                       235.3              119.4           134.7
     1996                       302.0              161.8           163.8
     1997                       394.9              198.2           196.1


Graph (ii):
---------

                 Comparison of Five-Year Cumulative Total Return
                 -----------------------------------------------

                    Among Charter Power Systems, Inc., NASDAQ
                    Total Return Index and NASDAQ Peer Group
                  Performance Results through January 31, 1997



   Fiscal Year                Company             NASDAQ         Peer Group
   -----------                -------             ------         ----------
     1992                       100.0              100.0           100.0
     1993                        60.9              113.1           105.8
     1994                       133.5              130.0           123.0
     1995                       235.3              124.1           114.0
     1996                       302.0              175.3           160.6
     1997                       394.9              229.9           208.7

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 30, 1996, Mr. Weber exercised an option to purchase 110,000 shares of Common Stock at $6.04 per share, pursuant to an Option Agreement dated May 30, 1989, as amended. The options would have expired on April 30, 1996 had they not been exercised. Under the terms of the Option Agreement, Mr. Weber paid the exercise price with an interest-free promissory note in the original principal amount of $664,400 that is secured by the shares received on exercise and is due October 31, 1997. The Company loaned Mr. Weber $1,057,138 to pay the tax withholding on the exercise of such option, evidenced by a promissory note (the "Weber Tax Note"), bearing interest at 5.33% per annum payable annually, and due on April 29, 1997, subject to extension until April 29, 1999 at the option of Mr. Weber. Mr. Weber extended the note on April 29, 1997 until April 29, 1999. The Weber Tax Note is also secured by the shares received on exercise of such option. The Company further agreed to make payments to Mr. Weber in an amount sufficient to reimburse him, on an after-tax basis, for all interest on the Weber Tax Note incurred through the earlier of April 29, 1997 or the prepayment of the Weber Tax Note.


               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                         TO CHANGE THE COMPANY'S NAME TO
                             C&D TECHNOLOGIES, INC.

     After careful consideration, the Board of Directors has unanimously adopted and declared advisable a proposed amendment to Article FIRST of the Company's Restated Certificate of Incorporation to change the name of the Company to "C&D Technologies, Inc." Such amendment will, subject to stockholder approval, take effect as soon as practicable after the Annual Meeting upon the filing of a Certificate of Amendment with the Secretary of State.

     The Company celebrated the 90th anniversary of its business in 1996. For 80 of those 90 years, the predecessors of the Company were known as "C&D Batteries" or "C&D Power Systems." In fact, the Company's principal operating subsidiary is still known as "C&D Charter Power Systems, Inc." The Company is generally known as "C&D" among its customers, having built considerable equity in this brand name through a strong focus on engineering, customer service and product quality. Management and the Board of Directors believe that the Company should capitalize on its reputation and further reinforce its brand identity by changing the names of the parent company and each of its divisions to include the name "C&D."

     In addition, the Company's current name no longer adequately conveys the nature and scope of the Company's business. Over time, the Company's business has broadened beyond the traditional base of power systems to include a wider variety of products and services. Management and the Board of Directors believe that the proposed substitution of the word "Technologies" for "Power Systems" in the Company's name better reflects the current state and likely future direction of the Company's business and will provide a better umbrella for its development.

     Overall, Management and the Board of Directors believe the change of the Company's name will enhance the Company's recognition among its customers and the members of the investment community. Therefore, the Board of Directors recommends a vote FOR the proposal to amend the Company's Restated Certificate of Incorporation to change the Company's name to C&D Technologies, Inc.

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Based upon the recommendation of the Audit Committee, the Board of Directors has reappointed Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending January 31, 1998. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of Coopers & Lybrand L.L.P. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he may desire.

     The Board of Directors recommends a vote FOR the ratification of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending January 31, 1998.


                              STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to submit proposals at the 1998 Annual Meeting of Stockholders must submit such proposals to the Company no later than January 23, 1998. Stockholder proposals should be submitted to Charter Power Systems, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422 Attention: Vice President - Finance and Treasurer.



                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended January 31, 1997 is being mailed together with this Proxy Statement to those persons who were stockholders of record of the Company at the close of business on May 22, 1997.


                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         GLENN M. FEIT

                                         Secretary

     STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY
                           CHARTER POWER SYSTEMS, INC.
             1400 UNION MEETING ROAD, BLUE BELL, PENNSYLVANIA 19422
          SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                         STOCKHOLDERS ON JUNE 24, 1997.

     The undersigned hereby appoints ALFRED WEBER, STEPHEN E. MARKERT, JR. and GLENN M. FEIT, or any of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Charter Power Systems, Inc. (the "Corporation") held of record by the undersigned at the close of business on May 22, 1997 at the Annual Meeting of Stockholders to be held on Tuesday, June 24, 1997, and any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.   ELECTION OF DIRECTORS:

      o  FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW):

           Alfred Weber    Kevin P. Dowd    Glenn M. Feit    Alan G. Lutz
               William Harrall, III   Warren A. Law   John A. H. Shober

      o  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2.   APPROVAL  OF  AN  AMENDMENT  TO  THE  COMPANY'S  RESTATED   CERTIFICATE  OF
     INCORPORATION CHANGING THE NAME OF THE COMPANY TO "C&D TECHNOLOGIES, INC.":

                 o  FOR         o  AGAINST         o  ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 31, 1998:

                 o  FOR         o  AGAINST         o  ABSTAIN

                                  (Continued and to be SIGNED on other side)

(Continued from other side)

4. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournments thereof.

          WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED.
  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
                   PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.

                             Dated: ______________________________________, 1997


                             ---------------------------------------------------
                                                  Signature

                             ---------------------------------------------------
                                           Signature, if held jointly

                              Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

           PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY,
             USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF
                     MAILED IN THE UNITED STATES OF AMERICA.